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                 December 10, 2020

       Dermot S. Smurfit
       Chief Executive Officer
       GAN Ltd.
       400 Spectrum Center Drive
       Suite 1900
       Irvine, CA 92618

                                                        Re: GAN Ltd.
                                                            Registration
Statement on Form F-1
                                                            Filed December 7,
2020
                                                            File No. 333-251163

       Dear Mr. Smurfit:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              James A. Mercer, III,
Esq.